FEDERAL DEPOSIT INSURANCE CORPORATION
                          WASHINGTON, D.C.  20429

                                  FORM F-3

                               CURRENT REPORT

                          UNDER SECTION 13 OF THE
                      SECURITIES EXCHANGE ACT OF 1934

                        FOR THE MONTH OF:  JULY 1996

                            North Side Savings Bank
              (Exact name of bank as specified in its charter)

                 170 Tulip Avenue, Floral Park, New York  11001
                  (Address of principal executive offices)

                                   New York
       (State or other jurisdiction of incorporation or organization)

                                  16007
                           (FDIC Certificate No.)

                                 13-1723204
                     (IRS Employer Identification No.)

                           (516) 488-6900
               (Bank's telephone number, including area code)


     ITEM 12 - OTHER MATERIALLY IMPORTANT EVENTS

          On July 15, 1996, North Side Savings Bank, a New York chartered stock form savings bank ("North Side"), announced that it had entered into an Agreement and Plan of Merger, dated as of July 15, 1996 (the "Merger Agreement"), with North Fork Bancorporation, Inc., a Delaware corporation ("North Fork"), pursuant to which a New York-chartered savings bank to be formed as a wholly owned subsidiary of North Fork will merge with and into North Side (the "Merger"), with North Side thereafter becoming a direct, wholly owned subsidiary of North Fork.

          Pursuant to the Merger Agreement, each share of the common stock, par value $1.00 per share ("North Side Common Stock"), of North Side outstanding on the date of the Merger (except for shares of North Side Common Stock held by North Side or North Fork or any of their subsidiaries (other than shares of North Side Common Stock (i) held directly or indirectly by North Fork or North Side or any of their respective subsidiaries in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity that are beneficially owned by third parties and (ii) held by North Fork or North Side or any of their respective subsidiaries in respect of a debt previously contracted) will be converted into the right to receive 1.556 shares (the "Exchange Ratio") of common stock, par value $2.50 per share, of North Fork ("North Fork Common Stock"). If the "Average Closing Price" (as defined below) is less than $24.00, North Side may, at its option, terminate the Merger Agreement unless North Fork agrees to increase the Exchange Ratio such that the shares of North Fork Common Stock issued in exchange for each share of North Side Common Stock have a value (valued at the Average Closing Price) of at least $37.34. The Average Closing Price is defined as the average closing sales price of North Fork Common Stock on the New York Stock Exchange for the 10 consecutive trading days ending on the 5th business day prior to the date on which approval of the Merger by the Board of Governors of the Federal Reserve Board is obtained, without regard to any requisite waiting period in respect thereof.

          The shares of North Fork Common Stock issued in the Merger will include the corresponding number of rights attached to such shares pursuant to North Fork's shareholder rights plan. No fractional shares of North Fork Common Stock will be issued in the Merger, and North Side stockholders who otherwise would be entitled to receive a fractional share of North Fork Common Stock will receive a cash payment in lieu thereof.

          Consummation of the Merger is subject to certain conditions, including, but not limited to, approval of the Merger Agreement by the stockholders of North Side, approval by the stockholders of North Fork of the issuance of shares of North Fork Common Stock to the stockholders of North Side pursuant to the Merger Agreement and the receipt of all required regulatory approvals.

          Following the Merger, the Board of Directors of North Fork will be expanded by two members and Mr. Thomas M. O'Brien, the Chairman, Chief Executive Officer and President of North Side, and an additional director of North Side selected by North Side and reasonably acceptable to North Fork will be appointed to such Board of Directors. Mr. O'Brien is also expected to serve as a Vice Chairman of the Board of Directors.

          As a condition to the execution and delivery of the Merger Agreement, North Fork and North Side entered into a stock option agreement, dated as of July 15, 1996 (the "Stock Option Agreement"), pursuant to which North Side granted North Fork an option to purchase up to 961,965 shares of North Side Common Stock at a purchase price of $34.75 per share, subject to adjustment. The option will become exercisable upon the occurrence of certain events described therein, none of which has occurred as of the date hereof.

          A copy of the Merger Agreement and the Stock Option Agreement are attached hereto as exhibits 1 and 2, respectively, and incorporated herein by reference in their entirety. The foregoing summaries of the Merger Agreement and the Stock Option Agreement do not purport to be complete and are qualified in their entirety by reference to such exhibits.

          The press release issued by North Fork and North Side with respect to the announcement of the transactions described herein is attached hereto as Exhibit 3 and is hereby incorporated herein by reference in its entirety.

          The press release incorporated herein by reference contains certain forward looking statements with respect to the financial condition, results of operations and business of North Fork following the consummation of the Merger, including statements relating to: (a) the cost savings and revenue enhancements that will be realized from the Merger and (b) projected 1997 earnings per share. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities:
     (1) expected cost savings or revenue enhancements from the Merger cannot be fully realized; (2) deposit attrition, customer loss or revenue loss following the Merger is greater than expected; (3) competitive pressure in the banking and financial services industry increases significantly; (4) changes in the interest rate environment reduce margins; and (5) general economic conditions, either nationally or in New York, are less favorable than expected.

     ITEM 13 - FINANCIAL STATEMENTS AND EXHIBITS

          (a)  Financial Statements

               Not applicable.

          (b)  Exhibits

               (1) Agreement and Plan of Merger, dated as of July 15, 1996, among North Fork Bancorporation, Inc., a New York-chartered savings bank to be formed as a wholly-owned subsidiary of North Fork Bancorporation, Inc. and North Side Savings Bank, excluding exhibits thereto.

               (2) Stock Option Agreement, dated as of July 15, 1996, between North Fork Bancorporation, Inc. and North Side Savings Bank.

               (3)  Press release, dated July 15, 1996.


                                 SIGNATURES

          Under the requirements of the Securities Exchange Act of 1934, North Side Savings Bank has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                        NORTH SIDE SAVINGS BANK

     Date:     July 24, 1996            By:  /s/ Thomas M. O'Brien
                                             __________________________
                                             Thomas M. O'Brien
                                             Chairman, President and
                                               Chief Executive Officer